EXHIBIT 99.1

2002 Summit Blvd, Suite 300

Atlanta, Georgia 30319

(404) 566-4865

December 6, 2019

Dear Fellow Shareholders:

This is the first time that I have been able to communicate with you by a shareholder letter since I became Chairman and CEO of our company, Health Discovery Corporation (“HDC” or the “Company”). For those that I have not had the privilege of speaking with since my involvement with the Company, I would like to give you a little bit of history. I joined HDC’s Board of Directors (the “Board”) on May 17, 2016 and was appointed Chairman and CEO on February 24, 2017. Like many of you, I had been a shareholder for many years, long before joining the Board. I became a shareholder because I believed in the promise of HDC’s technology. I had hoped, like many of you, that the NeoGenomics Master License Agreement (the “Agreement” or “MLA”) would result in the successful development and commercialization of HDC’s technology as promised. After several years of no results and no royalties I became concerned that something was wrong. My concerns were based on my review of the MLA between our Company and NeoGenomics.

The first nine months of my tenure on the Board were very contentious. I advocated an aggressive strategy with NeoGenomics to enforce our rights under the MLA. I was vehemently opposed by the other members of the Board and the CEO. The dispute, both internally and externally, ultimately culminated in our filing of the Demand for Arbitration (“Arbitration”) against NeoGenomics in October 2017.

Fortunately, over several months the other directors and the previous CEO who had failed to enforce HDC’s rights against NeoGenomics all resigned. Unfortunately, by that time the Company was left with no funds to pursue any of the following: continuance of daily operations; prosecution of the Arbitration proceeding against NeoGenomics; prosecution of the Interference Proceeding against Intel at the United States Patent and Trademark Office (“USPTO”); and the ability to pay the required maintenance fees on our patent portfolio. In short, the Company was insolvent and effectively bankrupt. There were several entities that we believe were anticipating just such a development, which would have enabled them to acquire our technology for little to no value out of bankruptcy.

Since April 2017, we have focused on the survival and future of the Company. While we had serious disagreements with the actions of prior management, we have tried to focus on the future and to at least temporarily ignore the past. Nevertheless, as appropriate we intend to always take whatever action that we deem appropriate and in the best interests of the Company.

Upon my appointment as CEO on February 24, 2017, our first task was to develop a strategic plan to try to save the Company. The key elements of our plan were to aggressively pursue the Arbitration proceeding against NeoGenomics; to pursue the Interference Proceeding at the USPTO against Intel; to take the necessary steps to protect our patent portfolio from infringement by others; and, if the Company could survive, to take steps to develop our technology on our own or with others.

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The critical obstacle to pursuing any of these efforts was lack of funds. We searched for funding from many sources. We asked if other directors and previous investors would consider providing funds for the Company and the answer was a firm no. In short, there were no sources of funds for the Company. As a result, I developed a plan to provide financing personally along with a co-investor. In addition, I agreed to work for the Company for a salary that has been accrued and unpaid to date. In effect, I have provided the financing for my own compensation. Furthermore, the funding that was provided by myself and a partner was on terms and conditions far more beneficial to the Company than any other sources of capital if they had existed. The Company had no financial statements, was effectively insolvent and its only prospects were two highly uncertain legal proceedings.

A critical element of our plan was to put in place a leadership team of accomplished professionals whose only motivation was the preservation and improvement to shareholder value. The keystone of this team was Marty Delmonte who was a loyal employee for many years. I personally would never have considered assuming my role and making my investment in time and money if Marty had not agreed to stay. The team’s only goal is to preserve, protect and enhance shareholder value by making the Company a success. I am proud of this leadership team and value each member tremendously. We have worked countless hours against great odds to get to where we are today.

Thanks to the hard work of the current team, we have been successful in executing the plan to save the Company. Specifically, we were successful in the Arbitration proceeding and enforcing our rights with the NeoGenomics MLA in April of this year. This important win provided the obvious financial benefit to enable us to continue to operate and, equally important, confirmed our exclusive and unfettered rights to our technology which had been encumbered by the MLA.

In addition, we were successful at the USPTO in our Interference Proceeding with Intel. The importance of the Interference Proceeding was that, while there was no immediate financial benefit, it confirmed that HDC is the sole owner of the valuable SVM-RFE Patent. Importantly, the term of the patent has been extended to June 2025. Consequently, if we are able to identify and successfully prosecute any infringement by any third party, the damage period could be as much as twelve years. Potentially more importantly, we have five additional years to develop our patent and to generate possible licensing revenue.

In reference to the Interference Proceeding win, it is important to note the difference between interference and infringement. Interference establishes the ownership of a patent in the case of an ownership dispute as a result of the filing of identical or similar patent applications. HDC won the Interference and now has exclusive ownership of the SVM-RFE patent. Infringement is the unauthorized use of another party’s patent. In that case, the onus is on the patent owner to prove that the infringer is actually using the patent. Patent infringement litigation is both complex and expensive. We believe that a third party or parties are infringing one or more of our patents. Since before the win at the USPTO we have been working closely with special counsel to evaluate and plan the best legal course of action for this matter. We have also been in discussions with certain entities concerning the financing of such potential actions. Although no agreements have been reached, we are pleased and encouraged by the progress made to date. As developments occur in these matters, we will communicate with shareholders as and when appropriate.

With regard to future development opportunities, we have been in discussions to identify areas of collaboration with a medical and bioinformatics research institution. The specific areas under discussion include image processing and analysis, flow cytometry, cytogenetics, uses of SVM-RFE in medical research and prostate cancer. If successful, this collaboration could help open new areas of commercial development for our Company. Although these discussions are highly promising and continuing, we cannot be sure of success.

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Until recently, we have lacked the funds necessary to update our financial statements and to update our filings with the SEC. We have developed a plan with our accountants and attorneys to update our financial statements and bring our SEC filings current. We intend to file a 10-K for the years ended December 31, 2016, 2017, 2018 and 2019 in the first quarter of 2020.

Once the above filings have been made, we will be able to have a Shareholder’s Meeting no later than June 30, 2020. The time and place of the meeting will be announced when appropriate and will most likely be held sooner than that estimated date. Of note is that this will be only the third such meeting in the past ten years. Contrary to the practice of previous leadership, we intend to conduct these meetings on a regular basis in the future.

Many shareholders have directed comments and questions to the Company. All of these communications have been reviewed and dealt with as appropriate. For the convenience of all shareholders, we request that all shareholder inquiries or comments be directed to the Company via the following email address: investor@healthdiscoverycorp.com. We will continue to read and respond appropriately to all shareholder comments and inquiries as we have in the past.

In summary, we are pleased with what we have accomplished to date. We have overcome incredible odds to get to this point today. To put in perspective, one year ago we were heading into almost two weeks of arbitration hearings against NeoGenomics. Despite the internal and external challenges, we have persevered through both internal and external obstacles to literally save the Company and give it hope for a better future. We fought, and will continue to fight on, for the simple reasons that carries this team: the belief in the HDC technology and the desire to fight for every HDC shareholder. It has served this current HDC team and will continue to in the future.

Thank you for your continued support and we look forward to speaking with you soon.

Respectfully,

/s/ George H. McGovern, III

George H. McGovern, III

Chairman & CEO

Forward-looking statements disclaimer

This letter contains information regarding our business strategy and other objectives for future operations. This information constitutes a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include, without limitation, our ability to enforce our intellectual property rights, to identify and negotiate with strategic partners and our ability to obtain any necessary financing. We disclaim any intention or obligation to update any forward-looking statements contained in this letter, whether as a result of new information, future events or otherwise.